Exhibit 99.1
For Immediate Release

NAUTILUS, INC. REPORTS STRONG RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2011

•	Fourth Quarter Sales Increased 11.7% Year-over-Year

•	Fourth Quarter Income from Continuing Operations increased 69.4%

VANCOUVER, WASHINGTON, March 12, 2012 - Nautilus, Inc. (NYSE: NLS) reported today its unaudited operating results for the fourth quarter and full year ended December 31, 2011. All information regarding the Company's operating results, unless otherwise noted, pertains to its continuing operations, which include the Direct and Retail fitness segments. The Company's former commercial fitness business is reported as a discontinued operation.
Net sales for the fourth quarter ended December 31, 2011 totaled $60.0 million, an increase of 11.7% as compared to net sales of $53.7 million for the same quarter in 2010. For the full year ended December 31, 2011, net sales increased to $180.4 million, an increase of 7.1% as compared to net sales of $168.5 million for the same period in 2010.

Income from continuing operations for the fourth quarter ended December 31, 2011 was $3.3 million, compared to $1.9 million for the 2010 fourth quarter. Diluted income per share from continuing operations for the fourth quarter of 2011 was $0.11, compared to $0.06 for the same quarter a year ago. The significant improvement in results from continuing operations reflects stronger sales and a 500 basis point decrease in operating expenses as a percentage of sales due to lower general and administrative costs and marketing spend efficiencies within the Direct channel. Selling and marketing expenses for the 2011 fourth quarter were roughly flat to prior year, but as a percent of net sales declined to 26.5% from 30.0%. This reflects a strategic shift toward online media for strength products as well as improved efficiency of marketing and media expenditure for our cardio products.

Income from continuing operations for the full year ended December 31, 2011 was $2.5 million, compared to a loss from continuing operations of $9.8 million in 2010.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased with our financial performance for the fourth quarter and full year 2011; it represents a quantum improvement over prior years and puts us on a path towards sustained profitable growth. Increased sales and greater leverage of operating expenses resulted in significant improvement in our income from continuing operations. Consumer demand for our products in the fourth quarter remained strong in both our Direct and Retail channels, with the TreadClimber® product line continuing to perform well in our Direct segment and new bikes and ellipticals performing well in our Retail segment. In addition, we launched our new CoreBody ReformerTM in the fourth quarter and are encouraged by the initial acceptance in the marketplace.”

Mr. Cazenave continued, “As we begin 2012, we are excited about the outlook for our business and are confident in our ability to deliver growth and improved financial results. Our management team remains focused on introducing more new products in 2012, in addition to refreshing products in our current portfolio. We will also continue our focus on tight expense management in order to achieve further leverage in our business model.”

The Company reported net income (including discontinued operation) of $3.2 million for the fourth quarter of 2011, compared to a net loss of $39,000 for the fourth quarter of 2010. Diluted net income per share for the fourth quarter of 2011 was $0.10, compared to breakeven $(0.00) for the same quarter a year ago. Net income for the 2011 fourth quarter included a loss from discontinued operation of $0.1 million, or $(0.01) per diluted share, compared to a loss of $2.0 million, or $(0.06) per diluted share for the 2010 fourth quarter.

The Company reported net income (including discontinued operation) of $1.4 million for the full year ended December 31, 2011, compared to a net loss of $22.8 million for 2010. Diluted net income per share for 2011 was $0.05, as compared to diluted net loss per share of $(0.74) last year. Net loss for 2011 included a loss from discontinued operation of $1.1 million, or $(0.03) per diluted share, compared to a loss of $13.0 million, or $(0.42) per diluted share, for 2010.

 The following summary contains information from our unaudited consolidated statements of operations for the three months and years ended December 31, 2011 and 2010:

Results of Operations Information	Three months ended December 31,		Year ended December 31,
(Unaudited and in thousands, except per share amounts)	2011	2010	2011	2010
Net sales	$59,985	$53,690	$180,412	$168,450
Cost of sales	33,953	29,996	101,953	91,704
Gross profit	26,032	23,694	78,459	76,746
Operating expenses:
Selling and marketing	15,893	16,104	54,494	64,039
General and administrative	4,040	4,621	17,143	19,371
Research and development	887	615	3,223	2,905
Total operating expenses	20,820	21,340	74,860	86,315
Operating income (loss)	5,212	2,354	3,599	(9,569)
Other (expense) income, net	(95)	49	(412)	339
Income (loss) from continuing operations before taxes	5,117	2,403	3,187	(9,230)
Income tax expense	1,822	458	686	588
Income (loss) from continuing operations	3,295	1,945	2,501	(9,818)
Discontinued operation:
Loss from discontinued operation before taxes	(556)	(2,146)	(1,065)	(12,924)
Income tax (benefit) expense of discontinued operation	(435)	(162)	16	99
Loss from discontinued operation	(121)	(1,984)	(1,081)	(13,023)
Net income (loss)	$3,174	$(39)	$1,420	$(22,841)

Income (loss) per share from continuing operations:
Basic	$0.11	$0.06	$0.08	$(0.32)
Diluted	0.11	0.06	0.08	(0.32)
Loss per share from discontinued operation:
Basic and diluted	(0.01)	(0.06)	(0.03)	(0.42)
Net income (loss) per share:
Basic	0.10	—	0.05	(0.74)
Diluted	0.10	—	0.05	(0.74)
Weighted average shares outstanding:
Basic	30,747	30,744	30,746	30,744
Diluted	30,759	30,744	30,776	30,744

Segment Results

Net sales for the Direct segment were $31.7 million in the fourth quarter of 2011, an increase of 12.4% over the comparable period last year. This sales increase reflects continued strong demand for the Company's TreadClimber® products, attributable partly to increased advertising effectiveness and also higher consumer credit approval rates, which rose to 30% in the 2011 fourth quarter, from 20% for the same period last year. Fourth quarter of 2011 sales also benefitted from the launch and positive consumer reception of the Company's CoreBody ReformerTM. As anticipated, strong TreadClimber® and new product sales were partially offset by a decline in sales of strength products due to management's strategic decision to decrease overall advertising expenditures supporting home gyms. Although 2011 sales were down for strength products when compared to last year, overall profitability of the product category increased as a result of less expensive online media.

Fourth quarter 2011 operating income for the Direct segment improved to $1.6 million, a $3.2 million increase over the same quarter last year. An increase in sales driven by strong product demand and more effective media advertising content enabled the Company to significantly reduce its media marketing spend while increasing revenue. The improved effectiveness of our media expenditure more than offset the creative content costs associated with the launch of the CoreBody ReformerTM in the fourth quarter 2011. Gross margin for the Direct business was 55.6% of net sales for the fourth quarter of 2011, an increase of 350 basis points compared to the fourth quarter of last year, primarily driven by fewer sales promotions and improved product margins.

Net sales in the Retail segment for the 2011 fourth quarter totaled $26.5 million, a 10.8% increase compared to the same period last year. The increase reflects improvements in sales of bikes and elliptical products. Operating income for the Retail segment was $5.1 million, a decline of $0.7 million from the same quarter a year ago, primarily due to lower gross margins, offset in part by lower selling and marketing expenses. Retail gross margin was 25.0% in the fourth quarter of 2011, a decline of approximately 620 basis points from the same quarter a year ago, and is mostly due to an increase in new product launch support expenses and increased supply chain costs.

The following table presents comparative net sales by segment for the three months ended December 31, 2011 and 2010:

Net Sales by Segment	Three months ended December 31,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$31,707	$28,218	$3,489	12.4%
Retail	26,501	23,920	2,581	10.8%
Royalty income	1,777	1,552	225	14.5%
Total net sales	$59,985	$53,690	$6,295	11.7%

The following table presents comparative net sales by segment for the years ended December 31, 2011 and 2010:

Net Sales by Segment	Year ended December 31,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$107,061	$96,668	$10,393	10.8%
Retail	68,591	67,789	802	1.2%
Royalty income	4,760	3,993	767	19.2%
Total net sales	$180,412	$168,450	$11,962	7.1%

The following table presents comparative operating results by segment for the three months ended December 31, 2011 and 2010:

Operating Income (Loss) by Segment	Three months ended December 31,
(Unaudited and in thousands)	2011	2010	Change
Direct	$1,615	$(1,578)	$3,193
Retail	5,069	5,806	(737)
Unallocated corporate	(1,472)	(1,874)	402
Total operating income	$5,212	$2,354	$2,858

The following table presents comparative operating results by segment for the years ended December 31, 2011 and 2010:

Operating Income (Loss) by Segment	Year ended December 31,
(Unaudited and in thousands)	2011	2010	Change
Direct	$2,954	$(10,778)	$13,732
Retail	9,489	11,400	(1,911)
Unallocated corporate	(8,844)	(10,191)	1,347
Total operating income (loss)	$3,599	$(9,569)	$13,168

Balance Sheet

As of December 31, 2011, cash and cash equivalents were $17.4 million, compared to $14.3 million at year end 2010. Working capital was $19.4 million, compared to $15.3 million at year end 2010. Inventory as of December 31, 2011 was $11.6 million, compared to $10.3 million as of December 31, 2010. The Company believes it has adequate inventory to support current demand levels.

The following summary contains information from our unaudited condensed consolidated balance sheets as of December 31, 2011 and 2010:

Balance Sheet Information	As of
(Unaudited and in thousands)	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$17,427	$14,296
Trade receivables, net	23,780	19,633
Inventories	11,601	10,347
Prepaids and other current assets	5,279	7,319
Total current assets	58,087	51,595
Property, plant and equipment, net	4,405	3,795
Goodwill	2,873	2,931
Other intangible assets, net	16,716	18,774
Other assets	732	1,272
Total assets	$82,813	$78,367
Liabilities and Stockholders' Equity
Trade payables	$28,563	$24,535
Accrued liabilities	7,218	7,045
Warranty obligations, current portion	1,803	3,539
Deferred income tax liabilities	1,064	1,160
Total current liabilities	38,648	36,279
Long-term notes payable	5,598	5,141
Warranty obligations, non-current	214	396
Income taxes payable, non-current	3,658	3,210
Deferred income tax liabilities, non-current	1,434	1,008
Other long-term liabilities	1,308	1,534
Stockholders' equity	31,953	30,799
Total liabilities and stockholders' equity	$82,813	$78,367

 Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the fourth quarter and year ended December 31, 2011 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, March 12, 2012. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 343-1302 in North America and international listeners may call (303) 223-2680. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer and William B. McMahon, Chief Operating Officer.
A telephonic playback will be available from 6:30 p.m. ET, March 12, 2012, through 6:30 p.m. ET, March 26, 2012. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21577078.

About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber® ,Schwinn®, Schwinn FitnessTM, Universal® and CoreBody ReformerTM, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company's prospects, resources, capabilities, current or future financial trends or operating results, demand for the Company's products, adequacy of inventory levels and future plans for introduction of new products. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105